EXHIBIT 2.2
FIRST AMENDMENT TO THE STOCK PURCHASE AGREEMENT

This FIRST AMENDMENT AGREEMENT (the “Amendment Agreement”) is entered into on September 13, 2021 by and among:

(A)    Corporación Interamericana de Entretenimiento, S.A.B. de C.V. (“Seller”), a publicly traded corporation duly organized and validly existing under the laws of the United Mexican States (“Mexico”);

(B)    Ticketmaster New Ventures, S. de R.L. de C.V. (“Purchaser”), a company duly organized and validly existing under the laws of Mexico;

(C)    Live Nation Entertainment, Inc., a company duly organized and validly existing under the laws of Delaware, as joint obligor of Purchaser pursuant to the Stock Purchase Agreement (“Joint Obligor”); and

(D)    Odesa Entretenimiento, S.A. de C.V. (“OCEN” and, together with Seller, Purchaser, and Joint Obligor, the “Parties”), a corporation duly organized and validly existing under the laws of Mexico.

The Parties agree and acknowledge that capitalized terms not otherwise defined in this Amendment Agreement shall have the same meanings specified in the Stock Purchase Agreement (as defined below).

RECITALS

WHEREAS, on July 24, 2019 the Parties entered into a Stock Purchase and Subscription Agreement (as may be amended, restated, supplemented or otherwise modified from time to time, the “Stock Purchase Agreement”), pursuant to which, among others, Seller agreed to sell, transfer and assign to Purchaser, and Purchaser agreed to purchase and assume from Seller, the Shares.

WHEREAS, on July 24, 2019 Purchaser, Ticketmaster New Ventures Holdings Inc. (“TMNV”), Joint Obligor, OCEN, Grupo Televisa, S.A.B. (“Televisa”) and Promo Industrias Metropolitanas, S.A. de C.V. (“PI”) entered into a Stock Purchase Agreement (as may be amended, restated, supplemented or otherwise modified from time to time, the “TV SPA”), pursuant to which Televisa and PI agreed to sell, transfer and assign to Purchaser and TMNV, and Purchaser and TMNV agreed to purchase and assume from Televisa and PI, certain shares representative of OISE Entretenimiento, S.A de C.V. (“OISE Entretenimiento”), which in turn is the holder of certain shares representative of OCEN’s capital stock.

WHEREAS, on July 24, 2019 the Parties entered into a Coordination Agreement (the “Coordination Agreement”) to agree to, among other matters, certain procedures related to the simultaneous closing of the Stock Purchase Agreement and the TV SPA.

WHEREAS, on May 25, 2020, Purchaser delivered a notice of termination to Seller purportedly in accordance with Sections 7.1(ii)(B), 7.1(iv)(B), 7.1(v), and 10.4 of the Stock Purchase Agreement (the “Notice of Termination”).

WHEREAS, on May 25, 2020, Purchaser and Joint Obligor commenced binding arbitration proceedings before the International Court of Arbitration of the International Chamber of Commerce which was registered under file number 25340/MK/PDP (the “ICC Arbitration Proceedings”), seeking a declaratory judgment that Purchaser properly terminated the Stock Purchase Agreement.

WHEREAS, on July 31, 2020, Seller filed its Answer and Counterclaims in the ICC Arbitration Proceedings, disputing that the Notice of Termination had any legal effect and seeking a judgment that Purchaser and Joint Obligor breached their obligations under the Stock Purchase Agreement.

WHEREAS, subject to the terms and conditions set forth herein, including the satisfaction of the condition precedent set forth in Article VI under the Covenants and Waivers section of this Amendment Agreement below, the Parties desire to amend certain terms set forth in the Stock Purchase Agreement and proceed with the purchase and sale of the Shares as provided in the Stock Purchase Agreement and this Amendment Agreement.

WHEREAS, concurrently to the execution of this Amendment Agreement, Purchaser, TMNV, Joint Obligor, OCEN, Televisa and PI are entering into an amendment agreement to amend certain terms set forth in the TV SPA, which is subject to certain conditions precedent set forth therein (the “TV SPA Amendment”).

WHEREAS, concurrently to the execution of this Amendment Agreement, the parties to the Coordination Agreement are entering into an amendment agreement to amend certain terms set forth in such Coordination Agreement subject to, among others, the satisfaction of condition precedent set forth in Article VI under the Covenants and Waivers section of this Amendment Agreement below.

WHEREAS, the consummation of the transactions contemplated in the Stock Purchase Agreement and the Amendment Agreement are subject to the consummation of the transactions contemplated in the TV SPA and the TV SPA Amendment.

WHEREAS, Purchaser, Joint Obligor and Seller have agreed to suspend the ICC Arbitration Proceedings pending the consummation of the transactions and any and all post-Closing obligations contemplated herein and the consummation of the transactions contemplated in the TV SPA and the TV SPA Amendment and any and all post-Closing obligations contained therein.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and the intent of the parties to be legally bound, the Parties hereto agree as follows:

REPRESENTATIONS AND WARRANTIES

I.    Seller represents and warrants to Purchaser as of the date hereto and as of the Closing as follows:

(a)    Organization. Seller is a corporation duly organized and validly existing under the laws of Mexico.

(b)    Authorization. Seller has the requisite power and authority and has taken all action necessary to execute and deliver this Amendment Agreement and all other instruments and agreements to be delivered by Seller as contemplated hereby and thereby, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Amendment Agreement and all other instruments and agreements to be delivered by Seller as contemplated hereby and thereby, the consummation by Seller of the transactions contemplated hereby and thereby and the performance of its obligations hereunder and thereunder have been (except for the ratification of the authorization of Seller’s shareholders meeting which will be sought by Seller on or before Closing in the understanding that, for the avoidance of doubt, none of the provisions set forth in the Stock Purchase Agreement in connection with or directly or indirectly related to the Seller’s shareholders’ meeting shall be applicable to the seeking of this ratification and no Corporate Restructure Memorandum shall be prepared) and, in the case of documents required to be delivered at Closing, will be, duly authorized and approved. This Amendment Agreement and all other instruments and agreements to be executed and delivered by Seller as contemplated hereby and thereby will be, duly executed and delivered by Seller. Assuming that this Amendment Agreement and all other instruments and agreements to be delivered by Seller as contemplated hereby and thereby constitute legal, valid and binding obligations of each other party hereto, this Amendment Agreement and such instruments and agreements constitute legal, valid and binding obligations of Seller enforceable against Seller in accordance with its terms and conditions (including the condition precedent set forth in Article VI under the Covenants and Waivers section of this Amendment Agreement below), except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally.

(c)    OCEN Financial Statements; OCEN Undisclosed Liabilities.
Exhibit “A” contains the following financial information of the Target Companies set forth in Exhibit “A”, as identified in the first page of such exhibit:

(i)    audited or unaudited financial statements, which includes the report of the independent auditors, the consolidated and/or unconsolidated statement of financial position as of December 31, 2020, and the consolidated and/or unconsolidated statements of income, stockholders’ equity and cash flows for the twelve (12) months then ended, as well as the explanatory notes to the financial statements that include a summary of significant accounting policies (collectively, the “2020 Financial Statements”). To the

Knowledge of Seller, the 2020 Financial Statements fairly present, in all material aspects, the consolidated and/or unconsolidated financial situation of the corresponding Target Companies as of December 31, 2020 and their financial performance and cash flows for the year, completed on that date, in accordance with NIF; and

(ii)    Internal financial statements, which include the consolidated and / or unconsolidated statement of financial position as of June 30, 2021 (collectively, the “2021 Financial Statements”). To the Knowledge of Seller, the 2021 Financial Statements fairly present, in all material aspects, the consolidated and/or unconsolidated financial situation of the corresponding Target Companies as of June 30, 2021 and their financial performance and cash flows for the year, completed on that date, in accordance with NIF.

II.    Purchaser and Joint Obligor hereby represent and warrant, as of the date hereof and as of the Closing, to Seller as follows:

(a)    Organization. Purchaser and Joint Obligor are validly existing and in good standing (or the equivalent thereof) under the Laws of their respective jurisdictions of organization.

(b)    Authorization. Purchaser and the Joint Obligor have the requisite power and authority and have taken all action necessary to execute and deliver this Amendment Agreement and all other instruments and agreements to be delivered by Purchaser and Joint Obligor as contemplated hereby and thereby, to perform their obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser and Joint Obligor of this Amendment Agreement and all other instruments and agreements to be delivered by Purchaser and Joint Obligor as contemplated hereby and thereby, the consummation by Purchaser and Joint Obligor of the transactions contemplated hereby and thereby and the performance of their obligations hereunder and thereunder have been and, in the case of documents required to be delivered at Closing, will be, duly authorized and approved by the board of directors of the Purchaser and the Joint Obligor. This Amendment Agreement and all other instruments and agreements to be executed and delivered by Purchaser and Joint Obligor as contemplated hereby and thereby will be, duly executed and delivered by Purchaser and Joint Obligor. Assuming that this Amendment Agreement and all other instruments and agreements to be delivered by Purchaser and Joint Obligor as contemplated hereby and thereby constitute legal, valid and binding obligations of each other party hereto, this Amendment Agreement and such instruments and agreements will constitute legal, valid and binding obligations of Purchaser and Joint Obligor enforceable against Purchaser and Joint Obligor in accordance with their terms and conditions (including the condition precedent set forth in Article VI under the Covenants and Waivers section of this Amendment Agreement below), except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally.

AMENDMENTS

Subject to the condition precedent set forth in Article VI under the Covenants and Waivers section of this Amendment Agreement below, the Parties agree as follows:

FIRST.        Amendment to Section 1.1. The Parties hereby agree to amend Section 1.1 of the Stock Purchase Agreement, by:

(a)    substituting the definitions of “Balance Sheet Date”, “Funded Indebtedness” and “Target Business Unit” with the following definitions:

“Balance Sheet Date” means December 31, 2020.

“Funded Indebtedness” of any Person means, without duplication, (i) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money; (ii) indebtedness evidenced by any note, bond, debenture, or other debt instrument or debt security; (iii) all capital lease obligations of such Person; provided, however that, notwithstanding any change prior to or after this Date in the Accounting Principles that would require or required lease obligations that would be treated as operating leases as of the

Closing Date to be classified and accounted for as capital leases or otherwise reflected on the consolidated balance sheet of the Target Companies, such obligations shall continue to be treated as operating leases in a manner consistent with Seller’s historical financial reporting practices and shall therefore not be considered a “capital lease” and shall not be considered “Funded Indebtedness”, (iv) any accrued and unpaid interest owing by such Person with respect to any indebtedness of a type described in clauses (i) to (iii); (v) any prepayment penalties, commissions and/or fees and associated Taxes; and (vi) any indebtedness of the types described in clauses (i) through (iv) in charge of a third party and guaranteed with any assets of such Person or to which such Person is a guarantor; provided, that Funded Indebtedness shall not include performance bonds (fianzas de anticipo o de cumplimiento), undrawn letters of credit and forward currency exchange contracts, accounts payable to trade creditors and accrued expenses in each case arising in the Ordinary Course of Business consistent with past practice, the endorsement of negotiable instruments for collection in the Ordinary Course of Business, leases, subleases and similar agreements in each case arising in the Ordinary Course of Business (except for capital leases (in accordance with clause (iii) above) and those leases set forth in Schedule 3.20(a) of the Seller Disclosure Letter), Funded Indebtedness listed in Schedule 3.20(b) of the Seller Disclosure Letter to be paid-off promptly following the Closing Date in accordance with Section 5.18, and Funded Indebtedness owing from any Target Company to any other Target Company.

“Target Business Unit” means each of the following groups of Target Companies:

(a)    Ticketmaster Business Unit is comprised of (i) Venta de Boletos por Computadora, S.A. de C.V., and (ii) Servicios Especializados para la Venta Automatizada de Boletos, S.A. de C.V.

(b)    ETK Business Unit is comprised of ETK Boletos, S.A. de C.V.

(c)    Core Colombia Business Unit is comprised of (i) OCESA Colombia, S.A.S., (ii) Compañía de Entretenimiento Colombia, S.A.S., (iii) Promotora Colombia, S.A.S., and (iv) Ticket Colombia, S.A.S.

(d)    STK Business Unit is comprised of (i) Promotodo Mexico, S.A. de C.V., (ii) Seitrack International Inc., (iii) Clear Entertainment Corp., and (iv) Seitrack USA, LLC.

(e)    BNN Business Unit is comprised of (i) Sputnik Digital, S.A.P.I. de C.V., and (ii) Enterteinvestments, S.A. DE C.V.

(f)    Core Mexico Business Unit is comprised of OCESA Entretenimiento, S.A. de C.V. and its Subsidiaries as of this date (on a consolidated basis), but excluding (i) Ticketmaster Business Unit, (ii) ETK Business Unit, (iii) Core Colombia Business Unit, (iv) STK Business Unit, and (v) BNN Business Unit.

(g)    Remex Business Unit is comprised of: (i) Representaciones de Exposiciones México, S.A. de C.V., (ii) Sistema Central Inteligente Remex, S.A. de C.V., (iii) Monitoreo y Planeación Remex, S.A. de C.V., and (iv) SECOCIE II, S.A. de C.V.

(h)    Logra Business Unit is comprised of: (i) Logística Organizacional para la Integración de Eventos, S.A. DE C.V., (ii) SECOMAD II, S.A. de C.V., and (iii) Corporativo Integral SECOMAD II, S.A. de C.V.

(i)    CREA Business Unit is comprised of: (i) Operación y Comercialización Ideas Creativas, S.A. de C.V., (ii) Monitoreo y Planeación CREA, S.A. de C.V., (iii) Sistema Central Inteligente CREA, S.A. de C.V., and (iv) Banquetes a la Carta, S.A. de C.V.

(b)    adding the following definitions:

“BMV” means the Mexican Stock Exchange (Bolsa Mexicana de Valores, S.A.B. de C.V.).

“Closing Payment” has the meaning ascribed to such term in Section 2.2(a).

“Holdback Gains” means, as measured as of the last day of each completed calendar month following the Closing during the OCEN Holdback Period, the Allocable Purchaser Sale Percentage of the amount (if any) by which the Post-Closing Net Working Capital of the OCEN Business Units from such most recently completed calendar month is greater than the Post-Closing Net Working Capital of the OCEN Business Units from the prior completed calendar month, excluding any cash funded into by the OCEN shareholders or distributed out of the OCEN Business Units to the OCEN shareholders during the most recently completed calendar month. For the avoidance of doubt, the Post-Closing Net Working Capital of the Remex Business Unit, Logra Business Unit and CREA Business Unit will not be considered for purposes of calculating the Holdback Gains.

“Holdback Losses” means, as measured as of the last day of each completed calendar month following the Closing during the OCEN Holdback Period and/or the Special Events Holdback Period (as applicable): (i) during the OCEN Holdback Period, the Allocable Purchaser Sale Percentage of the amount (if any) by which the Post-Closing Net Working Capital of the OCEN Business Units from such most recently completed calendar month is less than the Post-Closing Net Working Capital of the OCEN Business Units from the prior completed calendar month and/or (ii) during the Special Events Holdback Period, the Allocable Purchaser Sale Percentage of the amount (if any) by which the Post-Closing Net Working Capital of the Special Events Business Units from such most recently completed calendar month is less than the Post-Closing Net Working Capital of the Special Events Business Units from the prior completed calendar month, in each case, excluding any cash funded into by the OCEN shareholders or distributed out of the Target Business Units to the OCEN shareholders during the most recently completed calendar month. Attached as Schedule 1.1(d) is an example of a hypothetical calculation of Holdback Losses for the months of January, February and March of 2021 assuming that Closing had taken place on December 31, 2020.

“Indeval” means the Central Securities Depository for the Mexican Securities Market (S.D. Indeval Institución para el Depósito de Valores, S.A. de C.V.).

“Litigation Proceedings” means any and all arbitration and/or litigation proceedings, disputes, controversies or claims arising out, relating to or in connection with the Stock Purchase Agreement.

“Logra Leases” means (i) the Lease Agreement executed by and among SERINEM Mexico, S.A. de C.V., Logística Organizacional para la Integración de Eventos. S.A. de C.V., as adherent, CHG Meridian México, S.A.PI. de C.V., as lessor, CIE as joint obligor, dated as of July 3, 2013 and the addendum dated as of July 19, 2018; and (ii) the Master Lease Agreement Number MXC0110/20 executed by and among Logística Organizacional para la Integración de Eventos. S.A. de C.V., as lessee; Mexarrend, S.A.P.I. de C.V., as lessor, and CIE as joint obligor, dated as of October 28, 2020.

“OCEN Business Units” means, collectively, the Core Mexico Business Unit, the Ticketmaster Business Unit, the ETK Business Unit, the Core Colombia Business Unit, the STK Business Unit and the BNN Business Unit.

“OCEN Holdback Period” means the period of time to be the earlier of: (i) until OCEN, on a consolidated basis, excluding the Special Events Business Units, attain 3 (three) consecutive calendar months with Paid Attendance and Revenues equal to at least 75% (seventy five percent) of the 2019 levels for the corresponding months as set forth in Schedule “1.1(e)”; (ii) the first anniversary of the Closing Date (only to the extent that, for the purposes of this clause (ii), the OCEN Business Units had Holdback Gains during the two immediately previous completed calendar months); provided, for purposes of this clause (ii), that if the OCEN Business Units did not have Holdback Gains during the two immediately preceding calendar months, the OCEN Holdback Period will continue in full force and effect and will not conclude in accordance with this clause (ii) until the OCEN Business Units have had two consecutive calendar months with Holdback Gains; or (iii) the termination of the “Holdback Period” under the TV SPA Amendment.

“Paid Attendance” means: (i) for purposes of calculating the OCEN Holdback Period, the number of paid attendees present at events presented or promoted by any of the entities comprised within the Core Mexico Business Unit and Core Colombia Business Unit, calculated in a manner consistent with such Target Subsidiaries’ historical business practices; (ii) for purposes of calculating the Special Events Holdback Period, the number of square-meters rented to third parties in the exhibition and convention center under a monthly basis, calculated in a manner consistent with historical business practices, as set forth in Schedule “1.1(e)”.

“Pandemic Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any Governmental Entity, including the Health Ministry (Secretaría de Salud) of Mexico, and the World Health Organization.

“Post-Closing Net Working Capital” means (i) the sum of the Total Current Assets of the relevant Target Business Unit, less (ii) the sum of the Total Current Liabilities of the relevant Target Business Unit. For the avoidance of doubt, Post-Closing Net Working Capital will be calculated separately for each of the Target Business Units as of 11:59 P.M. on the last day of each completed calendar month following the Closing Date. The impact of any dividends paid to, or contributions from, OCEN’s shareholders or of any business acquisitions or revenue generating capital expenditures (but excluding, for the avoidance of doubt, maintenance capital expenditures or re-start costs attributable to the unwinding of the Pandemic Measures) funded during the OCEN Holdback Period and/or the Special Event Holdback Period shall, in each case be disregarded for purposes of calculating the Post-Closing Net Working Capital of the Target Business Units and shall not be considered for determining the Total Current Assets or Total Current Liabilities of the Target Business Units. Post-Closing Net Working Capital shall be calculated pursuant to the guidelines and sample calculations contained in Schedule “2.3(b)” hereto.

“Revenues” means: (i) for purposes of calculating the OCEN Holdback Period, the revenues of OCEN on a consolidated basis, excluding the Special Events Business Units; and (ii) for purposes of calculating the Special Events Holdback Period, the revenues of Special Events Business Units, on a combined basis, in each case, calculated in accordance with NIF.

“Special Events Business Units” means, collectively, the Remex Business Unit, the Logra Business Unit and the CREA Business Unit.

“Special Events Holdback Gains” means, as measured as of the last day of each completed calendar month following the Closing during the Special Events Holdback Period, the Allocable Purchaser Sale Percentage of the amount (if any) by which the Post-Closing Net Working Capital of the Special Events Business Units from such most recently completed calendar month is greater than the Post-Closing Net Working Capital of the Special Events Business Units from the prior completed calendar month, excluding any cash funded into by OCEN or distributed out of the Special Events Business Units to OCEN during the most recently completed calendar month. For the avoidance of doubt, the Post-Closing Net Working Capital of the OCEN Business Units will not be considered for purposes of calculating the Special Events Holdback Gains.

“Special Events Holdback Period” means the period of time to be the earlier of: (i) until the Special Events Business Units, on a combined basis, attain 3 (three) consecutive calendar months with Paid Attendance and Revenues equal to at least 75% (seventy five percent) of the 2019 levels for the corresponding months as set forth in Schedule “1.1(e)”; or (ii) December 31, 2022 (only to the extent that the Special Events Business Units had Special Events Holdback Gains

during the two immediately previous completed calendar months); provided, that if the Special Events Business Units did not have Special Events Holdback Gains during the two immediately preceding calendar months, the Special Events Holdback Period will continue in full force and effect and will not conclude in accordance with this clause (ii) until the Special Events Business Units have had two consecutive calendar months with Special Events Holdback Gains; provided, further, that Purchaser may terminate the Special Events Holdback Period, at any time, at its sole discretion.

(c)    eliminating the definitions of “LNE Common Shares” and “Registrable Shares”.

SECOND.    Amendments and additions to Annexes.

(a)    The Parties hereby agree to amend Annex A-2 to the Stock Purchase Agreement, which shall be substituted in its entirety with the Annex A-2 to the Stock Purchase Agreement that is attached hereto as Exhibit “B-1”.

(b)    The Parties hereby agree to amend Annex B to the Stock Purchase Agreement, which shall be amended in accordance with the Amendment to Annex B to the Stock Purchase Agreement that is attached hereto as Exhibit “B-2”.

(c)    The Parties hereby agree to amend Annex C to the Stock Purchase Agreement, substituting the Schedule 1 and Schedule 2 attached to the Transaction Services Agreement Form, in its entirety, with the Schedule 1 and Schedule 2 to the Transaction Services Agreement Form that are attached hereto as Exhibit “B-3”.

(d)    The Parties hereby agree to add Annex “E – Labor Law Amendment” to the Stock Purchase Agreement, which shall be included in its entirety with the Annex E to the Stock Purchase Agreement that is attached here to as Exhibit “B-4”.

(e)    The Parties hereby agree to add Annexes “F-1 – OCEN Resolution Form” and “F-2 – Closing Restructure Shares Purchase Agreements short-forms” to the Stock Purchase Agreement, which shall be included in its entirety with Annexes F-1 and F-2 to the Stock Purchase Agreement that are attached here to as Exhibit “B-5” and “B-6”, respectively.

(f)    The Parties hereby agree to add Annex “G – Withdrawal Petition Form” to the Stock Purchase Agreement, which shall be included in its entirety with the Annex G to the Stock Purchase Agreement that is attached here to as Exhibit “B-7”.

THIRD.        Amendments and additions to Schedules.

(a)    The Parties hereby agree to amend Schedule 1.1(a) to the Stock Purchase Agreement, which shall be substituted in its entirety with the Schedule 1.1(a) to the Stock Purchase Agreement that is attached hereto as Exhibit “C-1”.

(b)    The Parties hereby agree to amend Schedule 1.1(c) to the Stock Purchase Agreement, which shall be substituted in its entirety with the Schedule 1.1(c) to the Stock Purchase Agreement that is attached hereto as Exhibit “C-2”.

(c)    The Parties hereby agree to add Schedule “1.1(d) – Holdback Losses” to the Stock Purchase Agreement, which shall be included in its entirety with the Schedule 1.1(d) to the Stock Purchase Agreement that is attached hereto as Exhibit “C-3”.

(d)    The Parties hereby agree to add Schedule “1.1(e) –Holdback Period” to the Stock Purchase Agreement, which shall be included in its entirety with the Schedule 1.1(e) to the Stock Purchase Agreement that is attached hereto as Exhibit “C-4”.

(e)    The Parties hereby agree to add Schedule “2.2(d) – Holdback Statement” to the Stock Purchase Agreement, which shall be included in its entirety with the Schedule 2.2(d) to the Stock Purchase Agreement that is attached hereto as Exhibit “C-5”.

(f)    The Parties hereby agree to amend Schedule 2.3(b) to the Stock Purchase Agreement, which shall be substituted in its entirety with the Schedule 2.3(b) to the Stock Purchase Agreement that is attached hereto as Exhibit “C-6”.

FOURTH.    Amendments to certain Schedules of the Seller Disclosure Letter.

(a)    The Parties hereby agree to amend Schedule 3.2(b) of the Seller Disclosure Letter, which shall be substituted in its entirety with the Schedule 3.2(b) of the Seller Disclosure Letter that is attached hereto as Exhibit “D-1”.

(b)    The Parties hereby agree to amend Schedule 3.20(a) of the Seller Disclosure Letter, which shall be substituted in its entirety with the Schedule 3.20(a) of the Seller Disclosure Letter that is attached hereto as Exhibit “D-2”.

(c)    The Parties hereby agree to amend Schedule 3.20(b) of the Seller Disclosure Letter, which shall be substituted in its entirety with the Schedule 3.20(b) of the Seller Disclosure Letter that is attached hereto as Exhibit “D-3”.

FIFTH.        Amendments to Section 2.2. The Parties hereby agree to amend Section 2.2 of the Stock Purchase Agreement, which shall read as follows:

“Section 2.2 Sale of Shares.

a)    On the terms and subject to the conditions of this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, the Shares, free and clear of any Liens, for a purchase price of Ps$2,730,365,308.00 (two billion seven hundred and thirty million three hundred and sixty five thousand three hundred and eight 00/100 Pesos) (the “Purchase Price”). The Purchase Price shall be subject to adjustment pursuant to Section 2.4 and will be paid by Purchaser as follows:

(i)    At Closing, an amount of Ps$2,476,335,308.00 (two billion four hundred and seventy six million three hundred and thirty five thousand three hundred and eight 00/100 Pesos) (the “Closing Payment”), which will be paid in cash, through wire transfer of immediately available funds, as provided in this Article II; and

(ii)    The remaining Ps$254,030,000.00 (two hundred and fifty four million thirty thousand 00/100 Pesos) of the Purchase Price (the “Holdback Amount”) will be retained by Purchaser to fund, in cash, its pro rata share of the Holdback Losses during the Holdback Period, pursuant to the provisions included in this Section 2.2.

b)    On the terms, and subject to the conditions of this Agreement, on the Closing but immediately after the purchase of the Shares set forth in item (a) above, OCEN shall issue to Purchaser and Purchaser shall subscribe a capital increase without the issuance of shares, for an aggregate initial subscription price of Ps$898,634,692.00 (eight hundred and ninety eight million six hundred and thirty four thousand six hundred and ninety two Pesos 00/100) (the “Subscription Price” and together with the Purchase Price, indistinctly the “Investment Price” or the “Closing Investment Price”) which will be paid in cash, through wire transfer of immediately available funds and subject to adjustment as provided in Section 2.4.

c)    OCEN and the Seller expressly agree that the Subscription Price will be used by OCEN exclusively for the capital requirements for the purchase of the shares of capital stock in the Transferred Target Companies owned by Seller (directly or indirectly) indicated in Annex A-2 in accordance with the Closing Restructure.

d)    No later than ten (10) Business Days following the end of each calendar month after the Closing Date, OCEN shall prepare and deliver to the Primary Parties a statement of the Holdback

Losses or Hold back Gains (as applicable) during such immediately previous month prepared in accordance with the methodology described in Schedule “2.2(d)” (a “Holdback Statement”).

e)    In the event that none of the Primary Parties object in writing to the calculations set forth in any Holdback Statement within ten (10) Business Days following the Primary Parties’ receipt of the relevant statement, such Holdback Statement shall be deemed final and binding. The Parties agree to resolve any objections related to, or in connection with, the Holdback Statements using the procedures set forth in Section 2.4 hereof, mutatis mutandis.

f)    Further, the Parties agree that Purchaser shall be entitled to deduct its Holdback Losses determined to be final in accordance with this Section 2.2 against and up to the Holdback Amount and that any Holdback Gains determined to be final in accordance with this Section 2.2 shall be added to the Holdback Amount; provided, for the avoidance of doubt, that in no event shall the balance of the Holdback Amount exceed Ps$254,030,000.00.

g)    Any unused portion of the Holdback Amount shall be released by Purchaser to the Seller within the thirty (30) days following the later of (x) the conclusion of the Special Events Holdback Period or (y) the conclusion of the OCEN Holdback Period and delivered in Pesos, through electronic transfer of immediately available funds, to the bank accounts designated in writing by Seller from time to time.

h)    Purchaser acknowledges that Seller shall have no liability whatsoever for any Holdback Losses in excess of the Holdback Amount.

SIXTH.        Amendments to Section 2.3. The Parties hereby agree to amend Section 2.3 of the Stock Purchase Agreement, which shall read as follows:

Section 2.3 Delivery of Funds and other payments.

(a)    At least five (5) Business Days prior to the Closing Date, Seller shall (with respect to the Transferred Target Companies), and shall cause OCEN to (with respect to OCEN and the Target Subsidiaries) prepare and deliver to Purchaser a statement in Pesos (the “Estimated Closing Statement”) setting forth Seller’s and OCEN’s good faith estimates (in the understanding that exclusively for purposes of these good faith estimates, the Seller and OCEN shall base their calculations for the applicable Closing Funded Indebtedness and the Closing Working Capital, on the financial statements as of the most recently completed calendar month prior to the date on which the Estimated Closing Statement is delivered and not as of 11:59 P.M. of the Business Day immediately prior to the Closing Date) of (i) the Closing Funded Indebtedness (the “Estimated Closing Funded Indebtedness”); (ii) the Closing Working Capital (the “Estimated Working Capital”); and (iii) the amount (which may be expressed as a positive or negative number), if any, by which the Estimated Working Capital exceeds the Target Net Working Capital Amount (such amount, the “Estimated Working Capital Adjustment”). The Estimated Closing Statement and each of the elements thereof shall be prepared in accordance with Accounting Principles and consistent with Schedule 2.3(b). In the event Purchaser shall object to the Estimated Closing Statement, Purchaser shall notify Seller of such objections, and Seller and Purchaser shall cooperate in good faith to resolve Purchaser’s objections as soon as practicable prior to the Closing Date; provided, that, if Purchaser and Seller are not able to reach mutual agreement prior to the Closing Date, the Estimated Closing Statement provided by Seller to Purchaser shall be binding for purposes of this Section 2.3, but not, for the avoidance of doubt, for purposes of Section 2.4 of this Agreement.

(b)    At the Closing:

(i)    To the extent that the Estimated Closing Statement includes any Estimated Closing Funded Indebtedness, Seller shall take all actions required to repay such Funded Indebtedness (except for those leases set forth in Schedule 3.20(a) of the

Seller Disclosure Letter, including the Logra Leases), in accordance with Section 5, item “h” of the Coordination Agreement;

(ii)    To the extent that the Estimated Closing Statement includes any Estimated Working Capital Adjustment (and the relevant amount is a negative number), Seller shall take all actions required to capitalize the Target Business Units in accordance with Section 5, item “a” of the Coordination Agreement;

(iii)    To the extent that the Estimated Closing Statement includes any Estimated Working Capital Adjustment (and the relevant amount is a positive number), Purchaser shall deliver to Seller, in cash, the Allocable Purchaser Sale Percentage of the Estimated Working Capital Adjustment; and

(iv)    Purchaser shall pay or cause to be paid to Seller, in cash, the result of: (a) the Closing Payment, minus (b) the Allocable Purchaser Sale Percentage of the outstanding balance of those leases set forth in Schedule 3.20(a) of the Seller Disclosure Letter, including the Logra Leases, as set forth in the Estimated Closing Statement (with any such payments required to be made at Closing pursuant to this paragraph (iv), paragraphs (i), (ii) and (iii) above and Section 5, items “a” and “h” of the Coordination Agreement, referred to as the “Closing Adjustments”).

provided; that (w) if the Estimated Closing Statement includes any Estimated Working Capital Adjustment (and the relevant amount is a negative number), any amounts paid by the Seller to OCEN on or before Closing pursuant to Section 5, item “a” of the Coordination Agreement shall be included (as a positive) in the calculation of Closing Working Capital for purposes of the calculation of the Final Investment Price in accordance with Section 2.4 hereof;(x) if the Estimated Closing Statement includes any Estimated Closing Funded Indebtedness, any cash paid by the Seller to OCEN on or before Closing pursuant to Section 5, item “h” of the Coordination Agreement shall be deducted from the calculation of Closing Funded Indebtedness for purposes of the calculation of the Final Investment Price in accordance with Section 2.4 hereof but excluded from the calculation of Closing Working Capital for purposes of the calculation of the Final Investment Price in accordance with Section 2.4 hereof; and (y) the outstanding balance of those leases set forth in Schedule 3.20(a) of the Seller Disclosure Letter, including the Logra Leases, shall be excluded from the calculation of Closing Funded Indebtedness set forth in Section 2.4(a)(ii); (z) to the extent the outstanding balance of those leases set forth in Schedule 3.20(a) of the Seller Disclosure Letter, including the Logra Leases, included in the Estimated Closing Statement (the “Estimated Leases Balance”) differs from the actual outstanding balance of such leases as of 11:59 P.M. of the Business Day immediately prior to the Closing Date (the “Closing Leases Balance”) then [1] if the Estimated Leases Balance is greater than the Closing Leases Balance, Purchaser shall pay to Seller the Allocable Purchaser Sale Percentage of such difference, or [2] if the Estimated Leases Balance is less than the Closing Leases Balance, Seller shall pay to Purchaser the Allocable Purchaser Sale Percentage of such difference. Such payments shall be made by wire transfer of immediately available funds, by Purchaser or Seller, as the case may be, to the designated accounts pursuant to Section 2.4(e) and on the same date on which the Investment Price Adjustment is paid in accordance with Section 2.4(e) hereof.

The Closing Payment and Subscription Price shall be paid in cash, by wire transfer of immediately available funds, at the accounts designated by written notice delivered by Seller and OCEN to the Purchaser at least five (5) Business Days prior to Closing. Schedule 2.3(b) hereto includes a sample of the calculation of the Closing Adjustments pursuant to the terms herein, based on the information contained in the 2021 Financial Statements up to April 30, 2021. For the avoidance of doubt, the Parties acknowledge and agree that the calculations included on Schedule 2.3(b) are provided solely for sample purposes, and the information contained therein shall not be actually used for the calculation of the Closing Adjustments, which shall be calculated pursuant to the terms herein.

(c)    On or before the Closing Date, Seller shall pay any and all Transaction Expenses.”

Further, the Parties hereby agree to substitute Schedule 2.3(b) of the Stock Purchase Agreement with the document attached hereto as Exhibit “C-6”, which, as of the date hereof, shall be deemed Schedule 2.3(b) for all purposes of the Stock Purchase Agreement and this Amendment Agreement.

SEVENTH.    Amendment to Section 2.5. The Parties hereby agree to amend Section 2.5 of the Stock Purchase Agreement so that:

(i)    paragraph (b)(v) is replaced with the following:

“…(v) copy of the shareholders resolutions of OCEN substantially in the terms set forth in Annex F-1, whereby (y) a capital increase in OCEN, for an amount equal to the Subscription Price to be paid at Closing by Purchaser, and (z) the waiver by the Seller to any preemptive right to which they might be entitled to subscribe such capital increase, is approved (the “OCEN Resolutions”…”)

(ii)    paragraph (b)(viii) is replaced with the following:

“…(viii) counterparts to the Ancillary Documents that are to be entered into by Seller and/or OCEN (as applicable) on the Closing Date in accordance with their respective terms and conditions, including the execution of the short-form share purchase agreements to instrument the Closing Restructure (acquisition by OCEN of the Transferred Target Companies) substantially in the terms set forth in Annex F-2, …”

(iii)    paragraph (c)(i) is deleted and replaced with “Intentionally left blank”; and

(iv)    paragraph (c)(ii) is replaced with the following:

“evidence of payment by wire transfer of immediately available funds of the Closing Payment and Subscription Price;”

EIGHTH.    Amendment to Section 3.8(a)(i). The Parties hereby agree to amend Section 3.8(a)(i) of the Stock Purchase Agreement which shall read as follows:

“(i) Audited financial statements, which includes the report of the independent auditors, the consolidated and / or unconsolidated statement of financial position as of December 31, 2018 and December 31, 2017 and the consolidated and/or unconsolidated statements of income, stockholders' equity and cash flows for the twelve (12) months then ended, as well as the explanatory notes to the financial statements that include a summary of significant accounting policies (collectively, the “Audited Financial Statements”). The Audited Financial Statements fairly present, in all material aspects, the consolidated and/or unconsolidated financial situation of the corresponding Target Companies as of December 31, 2017 and December 31, 2018 and their financial performance and cash flows for the year, completed on that date, in accordance with NIF; or”

NINTH.        Amendment to Section 3.25. The Parties hereby agree to delete Section 3.25 of the Stock Purchase Agreement which shall be replaced with “Intentionally left blank”.

TENTH.        Amendment to Section 4.8. The Parties hereby agree to delete Section 4.8 of the Stock Purchase Agreement which shall be replaced with “Intentionally left blank”.

ELEVENTH.    Amendment to Section 4.9. The Parties hereby agree to delete Section 4.9 of the Stock Purchase Agreement which shall be replaced with “Intentionally left blank”.

TWELFTH.    Amendment to Section 5.18. The Parties hereby agree to amend paragraph (a) of Section 5.18 of the Stock Purchase Agreement, which shall read as follows:

“(a) Seller shall, and shall cause its relevant Affiliates to, take any necessary or convenient actions to cancel or replace all of the guarantees, bonds, joint obligations or similar granted by any of the Target Companies to secure any Funded Indebtedness or other obligations of any of Persons that are not the Target Companies (the “Target Companies’ Guarantees”), including, without limitation, holding a bondholders’ meeting to approve the pre-payment of the notes (certificados bursátiles) issued pursuant to the issuance program dated December 17, 2012 and identified with ticker symbol CIE 17-2 and the notes (certificados bursátiles) issued pursuant to the issuance program dated February 12, 2018 and identified with ticker symbol CIE-20, and which sole purpose was to obtain the necessary resources to prepay the CIE17’s notes (certificados bursátiles), with the cancelation or replacement of any such Target Companies’ Guarantees to take place promptly (but in no event later than 20 (twenty) Business Days) following the Closing Date, except that if a delay in the replacement or cancellation of any such Target Companies’ Guarantees results from a regulatory requirement imposed by Law or that is imposed or requested by the CNBV, BMV or Indeval, Seller shall replace or cancel such Target Companies’ Guarantees promptly after satisfying such requirement(s) but in no event later than 20 (twenty) Business Days following the date on which such requirement is imposed by Law or any of such institutions, provided that Seller shall in all events continue to be liable for, and be obligated to indemnify the Target Companies in connection with, any losses or liabilities relate to or derived from the Target Companies’ Guarantees until such time as Seller is able to cancel or replace the Target Companies’ Guarantees. A list of the Funded Indebtedness guaranteed by Target Companies Guarantees is attached hereto as Section 3.20(b) of the Seller Disclosure Letter.”

THIRTEENTH.    Amendment to Section 5.19. The Parties hereby agree to delete Section 5.19 of the Stock Purchase Agreement and replace it with the following new Section 5.19 of the Stock Purchase Agreement:

“Section 5.19 Implementation of Labor Law Amendment. Seller and Purchaser (in this case after Closing) cause Target Companies to initiate the actions described in Annex ‘E’ hereto in order for the Target Companies to comply with the publication, on April 24, 2021 and May 24, 2021, respectively, in the Official Gazette of the Federation, of: (i) ‘DECREE amending, adding and repealing several provisions of the Federal Labor Law; of the Social Security Law; of the Law of the National Workers' Housing Fund Institute; of the Federal Tax Code; of the Income Tax Law; of the Value Added Tax Law; of the Federal Law of Workers in the Service of the State, Regulatory of Section B) of Article 123 of the Constitution; of the Regulatory Law of Section XIII Bis of Section B, of Article 123 of the Political Constitution of the United Mexican States’; and (ii) ‘RESOLUTION announcing the general provisions for the registration of individuals or legal entities that provide specialized services or perform specialized works referred to in Article 15 of the Federal Labor Law’, in the understanding that the Parties agree that if any of the actions set forth in Annex ‘E’ are not completed by the Closing Date, Seller and Purchaser shall continue causing the Target Companies to pursue the completion of those actions as promptly as possible.”

FOURTEENTH.    Addition of Section 5.20. The Parties hereby agree to add Section 5.20 under Article V of the Stock Purchase Agreement, which shall read as follows:

“Section 5.20. Filing of Withdrawal Petition. Immediately after Closing, on the Closing Date, Seller, Purchaser and Joint Obligor shall waive, abandon and withdraw from the ICC Arbitration Proceedings, including any injunction or precautionary measures (medida cautelar y/o providencias precautorias) granted in connection therewith, by jointly executing a request, in terms of the form attached hereto as Annex “G” (the “Withdrawal Petition”) and by filing such Withdrawal Petition with the arbitral tribunal.

Further, subject to the completion of Closing and payment of the Closing Payment, the Parties hereby expressly and irrevocably waive and release any other rights or claims they may have in connection with the Notice of Termination and agree to refrain from initiating or submitting any additional Litigation Proceedings, and expressly and irrevocably waive to any such rights or claims they ever had, now have or hereafter may have with respect to the matters addressed in the Notice of Termination or with respect to the validity of the Notice of Termination itself.”

FIFTEENTH.    Amendment to Section 6.2. The Parties hereby agree to amend Section 6.2 of the Stock Purchase Agreement to amend paragraph (f) and (h), and include paragraph (j), which shall read as follows:

“(f) Seller should have delivered an Estimated Closing Statement in accordance with the terms of Section 2.3(a) hereof

[…]

(h) All the creditors under the Target Companies’ Guarantees shall have duly and formally consented to the pre-payment of any outstanding amounts and shall have agreed to fully release the Target Companies from any responsibility upon their receipt of the relevant payments promptly following the Closing in accordance with Section 5.18;

[…]

(j) Seller shall have waived, abandoned and withdrawn from any and all Litigation Proceedings, except for the ICC Arbitration Proceedings, and delivered to Purchaser reasonably satisfactory evidence of the abandonment, withdrawal and/or dismissal of any Litigation Proceedings instituted by Seller by the Closing Date.

SIXTEENTH.        Amendment to Section 6.3. The Parties hereby agree to amend Section 6.3 of the Stock Purchase Agreement to include paragraph (d), which shall read as follows:

“(d) Purchaser and Joint Obligor shall have waived, abandoned and withdrawn from any and all Litigation Proceedings, except for the ICC Arbitration Proceedings, and delivered to Seller reasonably satisfactory evidence of the abandonment, withdrawal and/or dismissal of any Litigation Proceedings instituted by Purchaser and/or Joint Obligor prior to the Closing Date.

SEVENTEENTH.    Amendment to Section 7.1. The Parties hereby agree to amend paragraph (ii)(B) of Section 7.1 of the Stock Purchase Agreement, which shall read as follows:

“(B) the Closing Date shall not have occurred on or prior to the date that is nine months following the execution of the first Amendment Agreement (the “End Date”); provided, that neither Party may terminate this Agreement pursuant to this Section 7.1(ii) if such Party is in material breach of this Agreement.”

EIGHTEENTH.        Amendment to Section 8.9. The Parties hereby agree to amend Section 8.9 of the Stock Purchase Agreement, which shall read as follows:

“All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Final Investment Price for all purposes, unless otherwise required by Law”.

NINETEENTH.        Amendment to Section 9.1. The Parties hereby amend Section 9.1 of the Stock Purchase Agreement so that (i) all references to 2019 are deemed to be 2021, and (ii) all references to 2020 are deemed references to 2022.

COVENANTS AND WAIVERS

I.    Additional Conditions Precedent. In addition to the conditions set forth in Article VI of the Stock Purchase Agreement, the Parties agree that:

(a)    The obligations of Purchaser to consummate the transactions contemplated hereby are subject to the satisfaction or waiver by Purchaser, on or prior to the Closing Date, of the following further conditions precedent (condiciones suspensivas):

(i)    all the material agreements and material covenants of Seller to be performed prior to the Closing pursuant to this Amendment Agreement shall have been duly performed in all material respects; and

(ii)    the representations and warranties of Seller contained in this Amendment Agreement shall be true and correct in all Material respects as of the date of this Agreement and as of the Closing Date as if made at and as of such time (other than those representations and warranties made as of a specified date, which representations and warranties shall be true and correct in all Material respects as of such specified date), in the understanding that such “Materiality” qualifier shall not be applicable to those representations contained in Section I(b) under the Representations and Warranties section of this Amendment Agreement (Authorization).

(b)    The obligations of Seller to consummate the transactions contemplated hereby are subject to the satisfaction or waiver by Seller, on or prior to the Closing Date, of the following further conditions precedent (condiciones suspensivas):

(i)    all the material agreements and material covenants of Purchaser and the Joint Obligor to be performed prior to the Closing pursuant to this Amendment Agreement shall have been duly performed in all material respects; and

(ii)    the representations and warranties of Purchaser and Joint Obligor contained in this Amendment Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made at and as of such time.

II.    Antitrust Filings. The Parties hereby agree to use best reasonable efforts to prepare and submit, as promptly as practicable following the date hereof (but in no event later than 10 (ten) Business Days following the date hereof), new Antitrust Filings reflecting the proposed modifications to the prior transaction in accordance with Section 5.8 of the Stock Purchase Agreement.

III.    Ordinary Course of Business; Material Adverse Effect. The Purchaser and Joint Obligor hereby consent to any actions carried out by Seller or OCEN taken with respect to the Target Companies or the Business in response to the COVID-19 pandemic, the Pandemic Measures and/or their impact on the Target Companies and/or the Business, and the Parties hereby acknowledge and agree that any change, effect, event, occurrence, state of facts or development arising out of, or resulting from, the impacts of the COVID-19 pandemic or any Pandemic Measures on the Target Companies and/or the Business shall be disregarded for purposes of establishing whether or not a “Material Adverse Effect” has occurred under the Stock Purchase Agreement. The Parties further acknowledge that any action by the Target Companies that is reasonably required in response to the COVID-19 pandemic (and any additional waves or permutations thereof) or any Pandemic Measures taken as of the date hereof by the Target Companies shall not be deemed a breach of Section 5.3 (a) and (b) or any other provision of the Stock Purchase Agreement.

Furthermore, the Purchaser and Joint Obligor acknowledge that prior to the Closing Date, the Seller and Televisa, through OISE Entretenimiento, will make, pro rata, in accordance with their respective percentage interests, one or more loans to OCEN or any of its subsidiaries, that will constitute Funded Indebtedness under the Stock Purchase Agreement. Such Funded Indebtedness will be either capitalized by the Seller and OISE Entretenimiento, pro rata, in accordance with their respective percentage interests, immediately prior to Closing or paid by OCEN or its subsidiaries, immediately prior to Closing with funds contributed by the Seller and Televisa, through OISE Entretenimiento, to the Target Company and to OCEN and its subsidiaries, pro rata, in accordance with their respective percentage interests. The Purchaser and Joint Obligor acknowledge that (i) such loans and capitalization are hereby consented by the Purchaser for purposes of the Stock Purchase Agreement and (ii) such loans, together with any other financing provided in the form of any of the items set forth in items (i) through (vi) of the definition of “Funded Indebtedness” by OCEN’s shareholders or any of their respective Affiliates to OCEN and/or any Target Company which is required by OCEN and/or any Target Company to satisfy its working capital and operational needs prior to Closing, shall not be considered “Funded Indebtedness” to the extent such loans or other financing is either paid-off or capitalized on or before the Closing Date.

IV.    Termination Waivers. From the date hereof and until the earlier to occur of the Closing Date or such date on which the condition precedent set forth in Article VI under the Covenants and Waivers section of this Amendment Agreement below, fails to take place on or before the date that is nine months following the execution of this first Amendment Agreement, Seller, Purchaser and Joint Obligor hereby agree to suspend the ICC Arbitration Proceedings and shall not commence, initiate, file, and/or prosecute any other Litigation Proceeding pending the consummation of the transactions contemplated in the Stock Purchase Agreement, the Amendment Agreement, the TV SPA, or the TV SPA Amendment. Likewise, subject to the completion of Closing, the Parties expressly and irrevocably agree that the Notice of Termination shall have had no legal effect. In the case the condition precedent set forth in Article VI under the Covenants and Waivers section of this Amendment Agreement below, fails to take place on or before the date that is nine months following the execution of this first Amendment Agreement, the binding ICC Arbitration Proceedings will recommence immediately without the need of any resolution or order by the arbitral tribunal or any other authority. At any time after this date and before Closing, any dispute regarding the interpretation of this Amendment Agreement, including but not limited to the effectiveness of any termination or any breach of this Amendment Agreement before Closing, shall be decided by the arbitration tribunal sitting in the ICC Arbitration Proceedings.

Seller, Purchaser and Joint Obligor agree to file a joint statement with the arbitration tribunal sitting in the ICC Arbitration Proceedings within three days of the execution of this Amendment Agreement informing the arbitration tribunal that the parties have reached an agreement to resolve their dispute, pending certain conditions, and requesting that the arbitration tribunal agree to suspend the ICC Arbitration Proceedings. Also, the parties will inform the arbitration tribunal that they have granted the tribunal certain jurisdiction under the Amendment Agreement.

The Parties further agree to file a copy of this Amendment Agreement with the arbitration tribunal sitting in the ICC Arbitration Proceedings simultaneously with the Withdrawal Petition.

V.    Survival of Other Terms in the Stock Purchase Agreement. Except as otherwise expressly provided herein and subject to the Condition Precedent set forth in Article VI under the Covenants and Waivers section of this Amendment Agreement below, the Stock Purchase Agreement shall not be deemed to have been amended, modified or supplemented in any other manner and none of the rights and powers of any of the Parties shall be deemed waived, and the references to the Stock Purchase Agreement shall be deemed to be to the Stock Purchase Agreement as amended hereby.

VI.    Condition Precedent (Condición Suspensiva). The Parties agree that the effectiveness of any and all of the amendments under the Amendments section of this Amendment Agreement and the amendments to the Stock Purchase Agreement thereof, as well as Articles I, III and V under the Covenants and Waivers section of this Amendment Agreement, are subject to the satisfaction of the condition precedent (condición suspensiva), consisting on the following items being met on or before the date that is nine months following the execution of the Amendment Agreement:

(i) The consents and approvals from Antitrust Authorities, regarding the Antitrust Filings according to Article II above, having been obtained;

(ii) The relevant terms contained in this Amendment Agreement shall have been duly authorized by the Seller’s shareholders meeting; and

(iii) Any and all the conditions set forth in Article VI of the Stock Purchase Agreement (as amended herein) shall have been satisfied or waived by the Party entitled to waive such condition.

The Parties agree that, except as set forth below: (i) the Amendment Agreement shall not be used or submitted in any way as evidence in the Litigation Proceedings, or in any arbitration and any judicial proceedings; and (ii) nothing contained in this Amendment Agreement or that was disclosed between the Parties during the negotiations of this Amendment Agreement, nor anything related to this Amendment Agreement (including any actions contemplated in this Amendment Agreement that may be taken by the Seller) or the negotiations thereof, can or will be used by any of the Parties in the Litigation Proceedings as an admission of liability by any of the Parties. The foregoing shall not limit in any manner either Party’s right: (i) to present this Amendment Agreement and the other Party’s failure to consummate the Closing to the arbitral tribunal in the ICC Arbitration Proceedings if paragraphs (i), (ii) and (iii) of the condition precedent set forth in Article VI under the Covenants and Waivers section of this Amendment Agreement are satisfied but the other Party does not comply with its Closing obligations; or (ii) to present this Amendment Agreement and the other Party’s failure to comply with any other post-Closing obligation under this Amendment Agreement; or (iii) to present this Amendment Agreement to the arbitral tribunal in the ICC Arbitration Proceedings according to the terms provided in the Termination Waivers (fourth covenant and waivers).

Any and all rights, claims and defenses pending in the Litigation Proceedings shall remain valid and in effect until the Closing is consummated and the Closing Payment is paid to Seller.

VII.    Miscellaneous Provisions. The provisions contained in Article X of the Stock Purchase Agreement will be applicable to this Amendment Agreement, and each is deemed to be inserted herein.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties execute this Amendment Agreement as of the date first above written.

PURCHASER

TICKETMASTER NEW VENTURES, S. DE R.L. DE C.V.

By:	/s/ John Miller Hopmans
Name: John Miller Hopmans
Title: Attorney-in-Fact

JOINT OBLIGER

LIVE NATION ENTERTAINMENT, INC.

By:	/s/ John Miller Hopmans
Name: John Miller Hopmans
Title: Legal representative

[SIGNATURE PAGE TO THE FIRST AMENDMENT TO THE STOCK PURCHASE AGREEMENT DATED SEPTEMBER 13, 2021, BY AND BETWEEN OCESA ENTRETENIMIENTO, S.A. DE C.V., CORPORACIÓN INTERAMERICANA DE ENTRETENIMIENTO, S.A.B. DE C.V., TICKETMASTER NEW VENTURES, S. DE R.L. DE C.V., AND LIVE NATION ENTERTAINMENT, INC.]

IN WITNESS WHEREOF, the Parties execute this Amendment Agreement as of the date first above written.

SELLER
CORPORACIÓN
INTERAMERICANA DE
ENTRETENIMIENTO, S.A.B DE C.V.

By: /s/ Victor Manuel Murilla Vega
Name: Victor Manuel Murilla Vega
Title: Attorney-in-Fact

By: /s/ Jaime José Zevada Coarasa
Name: Jaime José Zevada Coarasa
Title: Attorney-in-Fact

[SIGNATURE PAGE TO THE FIRST AMENDMENT TO THE STOCK PURCHASE AGREEMENT DATED SEPTEMBER 13, 2021, BY AND BETWEEN OCESA ENTRETENIMIENTO, S.A. DE C.V., CORPORACIÓN INTERAMERICANA DE ENTRETENIMIENTO, S.A.B. DE C.V., TICKETMASTER NEW VENTURES, S. DE R.L. DE C.V., AND LIVE NATION ENTERTAINMENT, INC.]

IN WITNESS WHEREOF, the Parties execute this Amendment Agreement as of the date first above written.

OCEN
OCESA ENTRETENIMIENTO, S.A. DE C.V.

By: /s/ George Gonzalez
Name: George Gonzalez
Title: Attorney-in-Fact

[SIGNATURE PAGE TO THE FIRST AMENDMENT TO THE STOCK PURCHASE AGREEMENT DATED SEPTEMBER 13, 2021, BY AND BETWEEN OCESA ENTRETENIMIENTO, S.A. DE C.V., CORPORACIÓN INTERAMERICANA DE ENTRETENIMIENTO, S.A.B. DE C.V., TICKETMASTER NEW VENTURES, S. DE R.L. DE C.V., AND LIVE NATION ENTERTAINMENT, INC.]